Exhibit 21.1

JETBLUE AIRWAYS CORPORATION

LIST OF SUBSIDIARIES

As of December 31, 2006

LiveTV, LLC (Delaware limited liability company)

LiveTV International, Inc. (Delaware corporation)

BlueBermuda Insurance, LTD (Bermuda corporation)